Exhibit 107

Calculation of Filing Fee Table

424(b)(2)

(Form Type)

Brown-Forman Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	4.750% Notes due 2033	Rule 457	(r)	$650,000,000	99.704%	$648,076,000	0.00011020	$71,417.98
			Total Offering Amounts				$648,076,000		$71,417.98
			Total Fees Previously Paid						N/A
			Total Fee Offsets						N/A
			Net Fee Due						$71,417.98